Exhibit 99.1

Juniper II Corp. Announces the Separate Trading of its Shares of Class A Common Stock and Warrants Commencing December 23, 2021

Palo Alto, California, Dec. 22, 2021 (GLOBE NEWSWIRE) — Juniper II Corp. (NYSE: JUN.U) (the “Company”) announced that, commencing December 23, 2021, holders of the units sold in the Company’s initial public offering of 29,900,000 units, completed on November 8, 2021, may elect to separately trade the shares of Class A common stock and warrants included in the units. Any units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “JUN.U,” and the shares of Class A common stock and warrants that are separated will trade on the NYSE under the symbols “JUN” and “JUN WS,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Morgan Stanley & Co. LLC and UBS Securities LLC acted as joint book running managers for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 3, 2021.

The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained for free from the SEC website at www.sec.gov or by contacting UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Juniper II Corp.

Led by former Honeywell International Inc. veterans, Roger Fradin and Murray Grainger, Juniper II Corp. is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry, although it intends to focus its search for a target business within the industrial sector. The Company has not yet selected any specific business combination target.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the anticipated separation of the units into shares of Class A common stock and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For more information:

Murray Grainger

Chief Executive Officer

murray@juniperspac.com

+1 (650) 292-9660

Noah Kindler

Chief Financial Officer and Chief Technology Officer

noah@juniperspac.com

+1 (650) 292-9660